                                                                 August 29, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

                      Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                      The Columbia Gas System, Inc. ("CG")
                      TriStar Ventures Corporation ("TVC")

                                File No. 70-8235

Gentlemen:

                 In accordance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the Orders of the Commission dated December 29, 1994 (the "Orders") authorizing transactions as more fully described in the Application-Declaration as amended (the "Application"), the undersigned hereby certifies that during the period from January 1, 1997 through June 30, 1997, in accordance with the undertaking contained in the Application, TriStar Ventures Corporation(TVC) hereby delivers the following information required semiannually:

         1.      A balance sheet as of 6/30/97.

         2.      An income statement for the six months ended 6/30/97.

         3.      A Statement of Cash Flow for the six months ended 6/30/97.

         4. A narrative description of preliminary development and administrative activities and the size, nature and purpose of any new, direct or indirect, investment activity.

         5. A Schedule of Common Stock issued and dividends paid for the six months ended 6/30/97.

         6. A Schedule of Short Term Advances and Capital Contributions for the six months ended 6/30/97.

         7. A Schedule of Canceled Debt by TVC for the TVC Subsidiaries for the six months ended 6/30/97.



                                     Very truly yours,

                                     TRISTAR VENTURES CORPORATION


                                     By:   //s//J.W.Trost
                                        ---------------------------------------
                                             J.W. Trost
                                             Vice President

                                                                        Item B-1
                         TRISTAR VENTURES CORPORATION
                          CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                    ($000)


Confidential treatment requested

                                                                        Item B-2
                         TRISTAR VENTURES CORPORATION
                        CONSOLIDATED INCOME STATEMENTS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                    ($000)


Confidential treatment requested

                                                                        Item B-3
                         TRISTAR VENTURES CORPORATIONS
                     CONSOLIDATING STATEMENT OF CASH FLOW
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                    ($000)




Confidential treatment requested

                                                                        Item B-4

                          TRISTAR VENTURES CORPORATION
                   DEVELOPMENT AND ADMINISTRATIVE ACTIVITIES
                            AND INVESTMENT ACTIVITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997





(A)  PRELIMINARY DEVELOPMENT:

        Confidential treatment requested





(B)  ADMINISTRATIVE ACTIVITIES:

        Confidential treatment requested





(C)  THE SIZE, NATURE AND PURPOSE OF ANY NEW, DIRECT OR INDIRECT INVESTMENT
     ACTIVITY:

        Confidential treatment requested

                                                                        Item B-5


                         TRISTAR VENTURES CORPORATION
                           COMMON STOCK AND DIVIDENDS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997





(A) ISSUANCE AND SALE OF COMMON STOCK BY THE TVC SUBSIDIARIES TO TVC




        Confidential treatment requested





(B) THE PAYMENT OF ANY DIVIDENDS TO TVC BY THE TVC SUBSIDIARIES OUT OF CAPITAL SURPLUS




        Confidential treatment requested

                                                                        Item B-6
                         TRISTAR VENTURES CORPORATION
                 SHORT TERM ADVANCES AND CAPITAL CONTRIBUTIONS
                                     ($000)


Confidential treatment requested

                                                                        Item B-7


                         TRISTAR VENTURES CORPORATION
                                 CANCELED DEBT
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                     ($000)


Confidential treatment requested